EXHIBIT 10(xii)

KULICKE AND SOFFA INDUSTRIES, INC.

2001 EMPLOYEE INCENTIVE STOCK OPTION

AND NON-QUALIFIED STOCK OPTION PLAN

(As Amended and Restated Effective March 21, 2003)

2004 ISRAELI ADDENDUM

1.	Purpose of the Addendum: This 2004 Israeli Addendum shall form an integral part of the 2001 Employee Incentive Stock Option and Non-qualified Stock Option Plan (the “Plan”) of Kulicke and Soffa Industries, Inc. (the “Company”), and it shall apply only to Key Employees who are (i) deemed residents of the State of Israel for the purpose of Israeli tax laws; and (ii) employed by the Company or any of its Israeli Subsidiaries.

This Addendum modifies the Plan so that it shall comply with the requirements set by Amendment no. 132 of the Israeli Tax Ordinance.

The Plan and this 2004 Israeli Addendum are complimentary to each other and shall be read and deemed as one. Any requirements provided in this Addendum shall be in addition to the requirements provided in the Plan and in the Grant Letter. In the event of a conflict, whether explicit or implied, between the provisions of the Plan and this Addendum, the latter shall govern and prevail.

2.	Definitions:

2.1.	Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meaning in this Addendum.

2.2.	For the purposes of this Addendum, the following terms shall have the meaning ascribed thereto as set forth below:

(a)	“Addendum” means this 2004 Israeli Addendum, as amended from time to time.

(b)	“Additional Rights” means any distribution of rights, including an issuance of bonus shares granted in accordance with the terms of the Plan, in connection with 102 Trustee Options (as defined below) and/or with the Common Shares issued upon exercise of such Options.

(c)	“Controlling Shareholder” shall have the same meaning ascribed to it in Section 32(9) of the Tax Ordinance (as defined below).

(d)	“Key Employee” shall have the same meaning ascribed to it in the Plan, provided however, that with regard to Section 102 Trustee Options and Section 102 Non-Trustee Options (as such terms are defined below) such person is not a Controlling Shareholder prior to and/or after the issuance of the Options.

(e)	“Lock-up Period” means the period during which the Section 102 Trustee Options granted to a Key Employee or, upon exercise thereof the underlying Common Shares as well as any

Additional Rights distributed in connection therewith are to be held by the Trustee on behalf of the Key Employee, in accordance with Section 102, and pursuant to the tax route which the Company elects.

(f)	“Section 3(i)” means Section 3(i) of the Tax Ordinance and the applicable rules or regulations thereto, all as amended from time to time.

(g)	“Section 3(i) Option” means an Option granted pursuant to Section 3(i).

(h)	“Section 102” means Section 102 of the Tax Ordinance, and any regulations, rules, orders or procedures promulgated thereunder, including the Income Tax Rules (Tax Relief for Issuance of Shares to Employees), 2003, all as amended from time to time.

(i)	“Section 102 Trustee Option” means an Option intended to qualify, under the provisions of Section 102(b) of the Tax Ordinance (including the Section 102(b) Route Election), as either:

i.	“Ordinary Income Option Through a Trustee” for the special tax treatment under Section 102(b)(1) and the “Ordinary Income Route”, or

ii.	“Capital Gain Option Through a Trustee” for the special tax treatment under Section 102(b)(2) and the “Capital Route”.

(j)	“Section 102(b) Route Election” means the right of the Company to choose either the “Capital Route” (as set under Section 102(b)(2)), or the “Ordinary Income Route” (as set under Section 102(b)(1)), but subject to the provisions of Section 102(g) of the Tax Ordinance, as further specified in Section 5 below.

(k)	“Section 102 Non-Trustee Option” means an Option granted not through a trustee under the terms of Section 102(c) of the Tax Ordinance.

(l)	“Tax Ordinance” means the Israeli Income Tax Ordinance (New Version), 1961, as amended.

(m)	“Trustee” means a person or an entity, appointed by the Committee and approved in accordance with the provisions of Section 102, to hold in trust on behalf of the Key Employees the granted Options, or upon exercise thereof the underlying Common Shares, as well as all Additional Rights granted in connection therewith, in accordance with the provisions of Section 102.

(n)	“Trust Agreement” means a written agreement between the Company and the Trustee, which sets forth the terms and conditions of the trust and is in accordance with the provisions of Section 102.

3.	Administration: Further to the authorities of the Committee, as detailed in Section 2 of the Plan, with regard to this Addendum, the Committee shall have full power and authority, at all times, to: (i) designate Options as Section 102 Trustee Option, Section 102 Non-Trustee Option or Section 3(i) Options; (ii) make a Section 102(b) Route Election (subject to the limitations set under Section 102(g)); and (iii) determine any other matter and execute any document which are necessary or desirable for, or incidental to, the administration of the Addendum and the grant of Options hereunder.

4.	Eligibility: Subject to the terms and conditions of the Plan, Section 102 Trustee Options and Section 102 Non-Trustee Options may be granted only to Key Employees of the Company or a Subsidiary, provided that such Subsidiary is an “employing company” within the meaning of Section 102(a) of the Tax Ordinance. Section 3(i) Options may be granted only to Key Employees who are Controlling Shareholders prior to and/or after the issuance of the Options.

5.	Section 102(b) Route Election: No Section 102 Trustee Options may be granted under this Addendum to any eligible Key Employee, unless and until, the Company’s election of the type of Section 102 Trustee Options, either as “Ordinary Income Option Through a Trustee” or as “Capital Gain Option Through a Trustee” is appropriately filed with the Income Tax Authorities before the first date of grant of Section 102 Trustee Option. Such Section 102(b) Route Election shall become effective beginning the first date of grant of a Section 102 Trustee Option under this Addendum and shall remain in effect until the end of the year following the year during which the Company first granted Section 102 Trustee Options. The Section 102(b) Route Election shall obligate the Company to grant only the type of Section 102 Trustee Option it has elected, and shall apply to all Key Employees who were granted Section 102 Trustee Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Tax Ordinance. For avoidance of doubt, it is clarified that the Company does not obligate itself to file a Section 102(b) Route Election, and in any case, such Section 102(b) Route Election shall be at the sole discretion of the Company. It is further clarified that such Section 102(b) Route Election shall not prevent the Company from granting Section 102 Non-Trustee Options simultaneously.

6.	Trustee:

6.1.	Section 102 Trustee Options, which shall be granted under the Addendum and any Common Shares issued upon exercise of such Options shall be issued to the Trustee who shall hold the same in trust for the benefit of the Key Employees at least for the Lock-up Period. Upon the expiration of the Lock-up Period and subject to any further period included in the Plan and/or in the Grant Letter, the Trustee may

release Section 102 Trustee Options or Common Shares issued upon exercise of such Options to Key Employee only after the Key Employee’s full payment of his or her tax liability in connection therewith due pursuant to the Tax Ordinance.

6.2.	Notwithstanding the above, in the event a Key Employee shall elect to release the Section 102 Trustee Options or the Common Shares issued upon exercise of such Options prior to the expiration of the Lock-up Period, the sanctions under Section 102 shall apply to and shall be borne solely by the Key Employee.

6.3.	Any Additional Rights distributed to Key Employees shall be deposited with and/or issued to the Trustee for the benefit of the Key Employees, and shall be held by the Trustee for the applicable Lock-up Period in accordance with the provisions of Section 102 and the elected tax route.

6.4.	Upon receipt of the Options, a Key Employee will sign the Grant Letter, which shall be deemed as the Key Employee’s undertaking to exempt the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan, the Addendum and any Option, Common Share or other rights received by the Key Employee in connection therewith.

6.5.	The Trustee and the Key Employees shall comply with the Tax Ordinance, Section 102 and the provisions of the Trust Agreement.

6.6.	For as long as the Trustee holds Common Shares in trust for the benefit of the Key Employees, the Trustee shall not use the voting rights vested in such Common Shares, and shall not exercise such rights in any way whatsoever. In the event the right to vote such Shares is held by the Trustee pursuant to Section 102, then upon the Key Employeee’s request, the Trustee shall execute a proxy in such form as may be prescribed by the Company for the benefit of the Key Employee, all in accordance with the provisions of Section 102. With regard to Common Shares held by the Trustee, the Company shall deliver directly to the Key Employees any notices it provides to its stockholders.

7.	Issuance of Section 102 Trustee Options: The Company may grant Section 102 Trustee Options after the passage of thirty (30) days’ following the delivery, to the appropriate Israeli Income Tax Authorities, of a request for approval of the Plan and the Addendum as well as the Trustee according to Section 102. Notwithstanding the above, if within ninety (90) days’ following the delivery of such request, the tax officer notifies the Company of its decision not to approve the Plan and/or the Addendum, the Options, which were intended to be granted as Section 102 Trustee Options, shall be deemed to be Section 102 Non-Trustee Options, unless otherwise was approved by the tax officer.

8.	Fair Market Value: Without derogating from the definition of Fair Market Value in the Plan and solely for the purpose of determining the tax liability with respect to the grant of Capital Gain Option Through a

Trustee pursuant to Section 102, the Fair Marker Value of the Common Shares on the date of grant shall be equal to the average value of the Company’s Common Shares on the thirty (30) trading days preceding the date of grant, all in accordance with the provisions of Section 102(b)(3) of the Tax Ordinance.

9.	Tax Consequences:

9.1.	Any tax consequences arising from the grant or exercise of any Option, from the payment for Common Shares covered thereby or from any other event or act (of the Key Employee, the Company, its Subsidiary or the Trustee) hereunder, shall be borne solely by the Key Employee. The Company and/or its Subsidiary and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. The Company and/or the Trustee shall not be required to release any Share certificate to the Key Employee until all required payments have been fully made.

Furthermore, the Key Employee shall agree to indemnify the Company, the Subsidiary that employs the Key Employee and the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Key Employee.

9.2.	In the event a Key Employee shall cease to be employed by the Company or its Subsidiary for any reason, the Key Employee shall be obligated upon the Company’s, the Subsidiary’s or the Trustee’s first demand to provide the Company, its Subsidiary and the Trustee with a security or guarantee, in the degree and manner satisfactory to them, to cover any future tax obligation resulting from the disposition of the Options and/or the Common Shares acquired thereunder.

9.3.	With regard to Section 102 Trustee Option, to the extent Section 102 and/or the Assessing Officer’s approval require the Addendum to contain specified provisions in order to qualify the Options for preferential tax treatment, such provisions shall be deemed to be stated in this Addendum and to be an integral part hereof.

10.	Non-Transferability: Notwithstanding anything in Section 12(d) of the Plan to the contrary, with regard to Section 102 Trustee Option and the Common Shares issued upon exercise of such Options, as long as such Options and/or Shares are held by the Trustee on behalf of the Key Employee, all rights of the Key Employee with respect thereto are personal and cannot be transferred, assigned, pledged or mortgaged, other than by will or by the laws of descent and distribution.

11.	Governing Tax Law: This Addendum and all instruments issued thereunder or in connection therewith shall be governed by and construed and enforced in accordance with the tax laws of the state of Israel, without giving effect to the principles of conflict of laws.

12.	Effectiveness: This Addendum shall be effective with respect to Options granted on or after its adoption by the Company.

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